Exhibit 5.1

[Letterhead of Arent Fox LLP]

April 30, 2009

Washington Real Estate Investment Trust

6110 Executive Boulevard

Suite 800

Rockville, MD 20852

Gentlemen:

We have acted as counsel to Washington Real Estate Investment Trust, a real estate investment trust organized under the laws of Maryland (the “Trust”), in connection with (a) the Form S-3 registration statement, File No. 333-136921 (the “Registration Statement”) filed by the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offering from time to time, as set forth in the prospectus contained in such Registration Statement (the “Prospectus”) of (i) one or more series of the Trust’s debt securities, (ii) one or more series of the Trust’s preferred shares of beneficial interest, (iii) the Trust’s common shares of beneficial interest (“Common Shares”) and/or (iv) warrants to purchase Common Shares and (b) 5,750,000 Common Shares (the “Securities”) offered as set forth in the supplement to the Prospectus dated April 30, 2009 (the “Prospectus Supplement”).

We have examined and relied upon the originals or copies of such records, agreements, documents and other instruments and have made such inquiries of such officers and representatives of the Trust as we have deemed relevant and necessary as the basis for the opinions set forth herein. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have assumed, without independent verification, the accuracy of the relevant facts stated therein.

The opinions expressed herein are limited to the Real Estate Investment Trust Law of the State of Maryland, the Maryland Constitution and reported judicial decisions interpreting those laws, each as currently in effect. We assume no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Securities, when issued, delivered and paid for as contemplated by the Registration Statement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Legal Opinions” in the Prospectus and “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations thereunder.

Very truly yours,

/s/ ARENT FOX LLP